Exhibit 3.2

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ENCORE ENERGY PARTNERS GP LLC

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of ENCORE ENERGY PARTNERS GP LLC (the “Company”), dated as of December 1, 2011, is adopted, executed and agreed to by the Sole Member (as defined below).

WHEREAS, the Company, Encore Energy Partners LP, a Delaware limited partnership (the “Partnership”), the Company, Vanguard Natural Resources, LLC, a Delaware limited liability company, Vanguard Natural Gas, LLC, a Delaware limited liability company (the “Sole Member”) and Vanguard Acquisition Company, LLC, a Delaware limited liability company (“MergerCo”), entered into an Agreement and Plan of Merger, dated July 10, 2011 (the “Merger Agreement”), pursuant to which, among other things, MergerCo merged with an into the Partnership, with the Partnership continuing as the surviving entity (the “Merger”).

WHEREAS, in connection with the Merger, the Sole Member desires to enter into this Agreement;

NOW, THEREFORE, the Sole Member does hereby amend and restate the Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 31, 2010 (the “Previous LLC Agreement”), as heretofore amended, to provided, in its entirety, as follows:

1. Formation

.  Encore Energy Partners GP, LLC has previously been formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the “Act”).

2. Term.

  The Company shall have perpetual existence.

3. Purposes.

  The purposes of the Company are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.

4. Members.

  The Sole Member shall be the sole member of the Company.

5. Contributions.

  The capital contributions as reflected on the Company’s book and records shall constitute the full obligation of the Sole Member to furnish cash or property to the Company, and no additional cash or property shall be required of the Sole Member.  Without creating any rights in favor of any third party, the Sole Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

6. Distributions.

  The Sole Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company, and (b) to enjoy all other rights, benefits and interests in the Company.

7. Management.

  The management of the Company shall be exclusively vested in the Sole Member, and the Company shall not have “managers,” as that term is used in the Act.  The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Sole Member.

8. Officers. The Sole Member may designate one or more persons to be officers of the Company.  Officers are not “managers,” as that term is used in the Act.  Any officers who are so designated shall have such titles and authority and perform such duties as the Sole Member may delegate to them.  The salaries or other compensation, if any, of the officers of the Company shall be fixed by the Sole Member.  Any officer may be removed as such, either with or without cause, by the Sole Member.  Designation of an officer shall not of itself create contract rights.  Initially, the officers of the Company as of the date of this Agreement shall continue as the officers of the Company.

9. Dissolution.

  The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Sole Member may elect.  No other event will cause the Company to dissolve.

10. Governing Law.

  THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

11. Amendments.

  This Agreement may be modified, altered, supplemented or amended at any time by a written agreement executed and delivered by the Sole Member.

12. Liability.

  The Sole Member and the officers shall not have any liability for the obligations, debts or liabilities of the Company except to the extent provided in the Act.

13. Indemnification.

(a)           To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, each Indemnitee shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of such person’s status as an Indemnitee; provided, however that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 13, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct, or in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above.  Any indemnification pursuant to this Section 13 shall be made only out of the Company’s assets, it being agreed that a Member shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(b)           To the fullest extent permitted by law, expenses (including reasonable legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 13(a) in defending any Claim shall, from time to time, be advanced by the Company prior to the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.4.

 (c)           The indemnification provided by this Section 13 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d)           The Company may purchase and maintain insurance, on behalf of former members of the Board of Directors of the Company (“Former Board Members”), the Officers and such other Persons as the Company shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e)           For purposes of this Section 13, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by the Indemnitee of such Indemnitee’s duties to the Company also imposes duties on, or otherwise involves services by, the Indemnitee to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to Applicable Law shall constitute “fines” within the meaning of Section 13(a) and action taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of such Indemnitee’s duties for a purpose reasonably believed by such Indemnitee to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Company.

(f)           In no event may an Indemnitee subject the Members to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)           An Indemnitee shall not be denied indemnification in whole or in part under this Section 13 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction is otherwise permitted by the terms of this Agreement.

(h)           The provisions of this Section 6.4 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i)           No amendment, modification or repeal of this Section 13 or any provision hereof shall in any manner terminate, reduce or impair either the right of any past, present or future Indemnitee to be indemnified by the Company or the obligation of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 13 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, provided such Person became an Indemnitee hereunder prior to such amendment, modification or repeal.

(j)           No Member shall be liable to the Company or to any Member for any loss suffered by the Company unless such loss is caused by such Member’s gross negligence, willful misconduct, intentional violation of law or material breach of this Agreement.  No Member shall be liable for errors in judgment or for any acts or omissions that do not constitute gross negligence, willful misconduct, intentional violation of law or material breach of this Agreement.  Any Member may consult with counsel and accountants in respect of Company affairs and, provided such Member acts in good faith reliance upon the advice or opinion of such counsel or accountants, such Member shall not be liable for any loss suffered by the Company in reliance thereon.

(k)           The liability of any Former Board Member to the Company or any Member for any loss suffered by the Company will continue to be limited as provided in Section 6.4(j) of the Previous LLC Agreement.

(l)           Capitalized terms used in this Section 13 but not otherwise defined are defined as follows:

“Claim” means any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, Governmental investigations or audits, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages (whether actual, consequential or punitive), including interest, penalties, reasonable attorney’s fees, disbursements and costs of investigations, deficiencies, levies and duties.

“Indemnitee” means each of (a) the Company and any Person who is or was an Affiliate of the Company, (b) any Person who is or was a member, director, officer, fiduciary or trustee of the Company, (c) any Person who is or was an officer, member, partner, director, employee, agent or trustee of the Company or any Affiliate of the Company, or any Affiliate of any such Person, and (d) any Person who is or was serving at the request of the Company or any such Affiliate as a director, officer, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for- services basis, trustee, fiduciary or custodial services and (e) any Person the Company designates as an “Indemnitee” for purposes of this Agreement.

“Person” means the meaning assigned to that term in Section 18-101(12) of the Delaware Limited Liability Company Act and also includes a Governmental Authority and any other entity.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being the Sole Member of the Company, has caused this Limited Liability Company Agreement to be duly executed as of the date first set forth above.

VANGUARD NATURAL GAS, LLC

By:      /s/ Scott W. Smith
Name:  Scott W. Smith
Title:  President and Chief Executive Officer